Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2023 FOURTH QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (January 26,2024) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke, whose divisions include Bank of Clarke Wealth Management, announced its fourth quarter 2023 results. On January 24, 2024, the Board of Directors announced a quarterly common stock cash dividend of $0.30 per common share, payable on February 16, 2024, to shareholders of record on February 5, 2024. Select highlights for the fourth quarter (compared to the third quarter of 2023) include:

•
Noninterest expenses decreased $853 thousand or 6.0% during the quarter.
•
Return on average total equity increased to 9.33% during the quarter from 8.87%.
•
Total noninterest bearing deposits increased $5.7 million or 1.32% during the quarter.

Brandon Lorey, President and CEO, stated, "I am happy to report a strong finish to 2023, despite the ongoing challenges in the banking sector, with improvements across multiple segments. Core deposits grew by $5.8 million during the quarter with $5.7 million or 1.3% growth in noninterest bearing accounts as our retail and commercial bankers continued to deepen existing relationships and expand into our new markets. As a result of the sale of our niche marine division, noninterest expense decreased 6.0% during the quarter with a notable improvement in the Bank’s return on equity. Furthermore, the bank posted record non-interest income with its Wealth Management group adding over $1.3 million in income to the organization during 2023 coupled with record mortgage and SBA income. I would like to personally thank our phenomenal staff who always put our customers in the center of everything we do as we remain committed to our clients and communities."

Income Statement Review

Total loan interest income was $19.4 million and $20.2 million for the quarters ended December 31, 2023 and September 30, 2023, respectively. Total loan interest income was $15.1 million for the quarter ended December 31, 2022. Total loan interest income increased $4.3 million or 28.5% from the quarter ended December 31, 2022 to the quarter ended December 31, 2023. Average loans for the quarter ended December 31, 2023 were $1.45 billion compared to $1.26 billion for the quarter ended December 31, 2022. The tax equivalent yield on average loans for the quarter ended December 31, 2023 was 5.32%, an increase of 54 basis points from the 4.78% average yield for the same time period in 2022. The decrease in loan interest income during the fourth quarter of 2023 compared to the third quarter of 2023 is mainly due to the decrease in the average loans outstanding during the period, partly related to the sale of the marine finance line of business during the third quarter of 2023. The majority of the increase compared to December 31, 2022 in yield can be attributed to the current rising interest rate environment.

Interest and dividend income from the investment portfolio was $932 thousand for the quarter ended December 31, 2023 compared to $931 thousand for the quarter ended September 30, 2023. Interest income and dividend income from the investment portfolio was $879 thousand for the quarter ended December 31, 2022. The tax equivalent yield on average investments for the quarter ended December 31, 2023 was 2.63%, up 15 basis points from 2.48% for the quarter ended September 30, 2023 and up 37 basis points from 2.26% for the quarter ended December 31, 2022.

Total interest expense was $9.7 million for the three months ended December 31, 2023 and $9.3 million and $2.9 million for three months ended September 30, 2023 and December 31, 2022, respectively. The increase in interest expense resulted from increases on rates paid on deposit accounts and Federal Home Loan Bank advances entered into during 2022 and 2023 with varying interest rates and terms. The average cost of interest-bearing liabilities increased 11 and 184 basis points when comparing the quarter ended December 31, 2023 to the quarters ended September 30, 2023 and December 31, 2022, respectively. The average balance of interest-bearing liabilities increased $13.3 million from the quarter ended September 30, 2023 to the quarter ended December 31, 2023. The average balance of interest-bearing liabilities increased $327.0 million from the quarter ended December 31, 2022 to the same period in 2023. In addition to the growth in interest-bearing liabilities, there has been a shift in the mix of interest-bearing deposits towards higher interest-bearing deposits.

Net interest income for the quarter ended December 31, 2023 was $12.3 million reflecting a decrease of 4.9% from the quarter ended September 30, 2023 and a decrease of 7.3% from the quarter ended December 31, 2022. Net interest income was $12.9 million and $13.3 million for the quarters ended September 30, 2023 and December 31, 2022, respectively. The decrease in net interest income from the quarter ended December 31, 2022 resulted primarily from the significant increase in the cost of funds during the year.

Net income for the quarter ended December 31, 2023 was $2.4 million reflecting an increase of 3.3% from the quarter ended September 30, 2023 and a decrease of 25.1% from the quarter ended December 31, 2022. The increase from the quarter ended September 30, 2023 was due to several factors that occurred in the third quarter including one-time overhead expenses related to the sale of the marine finance line of business partially offset by the gain related to the sale. The decrease in net income from the quarter ended December 31, 2022 was mainly driven by the increased funding costs for deposits and increased salaries and employee benefits expenses to hire and retain employees. While the beginning and ending number of FTEs remained fairly consistent from December 31, 2022 to December 31, 2023, salary and medical insurance costs have increased along with the salary impact of the employees that were a part of the marine finance line of business for the first eight months of 2023, as discussed below. Net income was $2.3 million for the three-month period ended September 30, 2023 and $3.2 million for the quarter ended December 31, 2022.

The net interest margin was 2.85% for the quarter ended December 31, 2023. For the quarters ended September 30, 2023 and December 31, 2022, the net interest margin was 2.93% and 3.68%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $3.7 million for the quarter ended December 31, 2023, which represented a decrease of $556 thousand or 13.2% from the $4.2 million for the three months ended September 30, 2023. Noninterest income for the quarter ended December 31, 2022 was $3.1 million. The decrease from the quarter ended September 30, 2023 was mainly due to the sale of the marine finance line of business, which resulted in a net gain of $463 thousand during the third quarter. The increase from the quarter ended December 31, 2022 was due to the growth of the wealth management division along with an increase in production of saleable mortgage loans which resulted in a higher gain on sale of loans held for sale.

Noninterest expense decreased $853 thousand, or 6.0%, to $13.3 million for the quarter ended December 31, 2023 from $14.1 million for the quarter ended September 30, 2023. Noninterest expense was $11.5 million for the quarter ended December 31, 2022, representing an increase of $1.7 million or 15.0% when comparing the quarter ended December 31, 2023 to the quarter ended December 31, 2022. An increase in salaries and benefits expenses was noted between December 31, 2023 and December 31, 2022. Annual pay increases, newly hired employees, incentive plan accruals and increased insurance costs have attributed to these increases. FTE's remained stable at 241 when comparing December 31, 2022 to December 31, 2023. FTE's rose to 275 at June 30, 2023 prior to the sale of the marine finance line of business on August 23, 2023. While there was some reduction in overhead costs by having the marine finance line of business in operation only through August 2023, there was approximately $1.5 million in additional expense recognized during the third quarter due to its sale. These costs included a change in control agreement, accelerated deferred compensation expenses, legal costs and advisory firm expenses. The decrease in noninterest expense between the quarters ended September 30, 2023 and December 31, 2023 was largely related to these additional expenses from the sale. See below for further discussion regarding the sale of the marine finance line of business. An increase in FDIC assessment was also noted between the quarters ended December 31, 2023 and 2022. This increase is due to the growth in the Company, along with a two basis point increase in the assessment rate charged by the FDIC. This increase in assessment rate applies to all financial institutions.

Asset Quality and Provision for Credit Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $6.0 million or 0.32% of total assets at September 30, 2023 to $6.1 million or 0.34% of total assets at December 31, 2023. Nonperforming assets were $2.4 million at December 31, 2022. Total nonaccrual loans were $5.7 million at December 31, 2023 and $5.7 million at September 30, 2023. Nonaccrual loans were $2.6 million at December 31, 2022. Nonperforming assets remained consistent between September 30, 2023 and December 31, 2023. Nonaccrual loans, and in turn nonperforming assets, increased during the year due mainly to two loan relationships, one residential real estate relationship totaling $1.1 million and a non-owner occupied commercial real estate loan in the amount of $2.4 million. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned was $304 thousand at December 31, 2023 and September 30, 2023 and zero at December 31, 2022.

The Company realized $383 thousand in net charge-offs for the quarter ended December 31, 2023 compared to $156 thousand for the three months ended September 30, 2023. During the three months ended December 31, 2022, $454 thousand in net charge-offs were recognized.

Beginning January 1, 2023, the Company adopted Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326), which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the CECL model. The adoption of the CECL model resulted in a $2.1 million increase in the allowance for loan losses and a $406 thousand increase in other liabilities due to the allowance for credit losses on unfunded commitments. At adoption, we also recorded a corresponding $2.0 million after-tax decrease in retained earnings. Utilizing CECL may have an impact on our allowance for credit losses going forward and may result in a lack of comparability between 2023 and 2022 quarterly periods. The amount of provision for credit losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for credit losses. The Company recorded $366 thousand in provision for credit loss for the quarter ended December 31, 2023 due mainly to the growth of the loan portfolio during the quarter. The Company recognized provision for credit losses of $216 thousand and provision for loan losses of $930 thousand for the quarters ended September 30, 2023 and December 31, 2022, respectively. The provision for the quarter ended September 30, 2023 resulted mostly from loan growth during the quarter. The provision for the quarter ended December 31, 2022 was mainly needed to keep pace with strong loan growth.

The ratio of allowance for credit losses to total loans was 0.99% and 1.01% at December 31, 2023 and September 30, 2023, respectively. The ratio of allowance for loan losses to total loans was 0.85% at December 31, 2022. The increase in the ratio during 2023 is mainly attributable to the adoption of CECL. The ratio of allowance for credit losses to total nonaccrual loans was 256.74% and 255.80% at December 31, 2023 and September 30, 2023, respectively. The ratio of allowance for loan losses to total nonaccrual loans was 518.86% at December 31, 2022. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Balance Sheet

Total consolidated assets of the Company at December 31, 2023 were $1.83 billion, which represented an increase of $24.1 million or 1.34% from total assets of $1.80 billion at September 30, 2023. At December 31, 2022, total consolidated assets were $1.62 billion. The majority of the growth in consolidated assets during the quarter ended December 31, 2023 was due to the increase in net loans. The majority of loan growth during the quarter was in consumer real estate. The majority of growth in consolidated assets between December 31, 2022 and December 31, 2023 was due to increase in cash and cash equivalents along with the growth in net loans. The majority of loan growth during the year was in consumer real estate, followed closely by the increase in non-owner occupied commercial real estate.

Total cash and cash equivalents (including cash and due from banks and federal funds sold) decreased $3.7 million or 2.6% as of December 31, 2023, compared to September 30, 2023. Cash and cash equivalents decreased as a percentage of total assets to 7.6% in the fourth quarter as compared to 7.9% at September 30, 2023 and increased as compared to 4.1% at December 31, 2022. The year over year increase was due mainly to the growth of deposits in excess of the change in net loans which are discussed in further detail below.

At December 31, 2023, total securities available for sale were $147.0 million, an increase of $4.5 million from September 30, 2023, and a decrease of $11.4 million from December 31, 2022. At December 31, 2023, total net unrealized losses on the AFS securities portfolio were $22.8 million, a gain of $7.0 million from total net unrealized losses on AFS securities of $29.8 million at September 30, 2023 and a gain of $3.1 million from December 31, 2022.

Total net loans increased $21.8 million from $1.43 billion at September 30, 2023 to $1.45 billion at December 31, 2023. During the quarter ended December 31, 2023, through the normal course of business, $18.4 million in loans were sold. The Company sold $11.1 million in mortgage loans on the secondary market and $7.4 million of loans from the commercial and consumer loan portfolios. These loan sales resulted in net gains of $536 thousand. The decline from sold loans was offset completely by growth in loans largely due to organic loan portfolio growth as the Company expands lending types and markets.

On August 23, 2023, the Company completed the sale of its marine finance business, operating under the name LaVictoire Finance, to Axos Bank. Under the Asset Purchase Agreement, Axos Bank agreed to assume the servicing of Bank of Clarke’s retail marine loans and those of third parties, each of which were previously being serviced by Bank of Clarke. All LaVictoire Finance employees became employees of Axos Bank. Pursuant to the Loan Purchase Agreement, Axos Bank acquired all the marine vessel dealer floor plans loans currently held by Bank of Clarke at par value. The acquired loans had an aggregate principal balance of approximately $52.8 million as of the date of the Loan Purchase Agreement. All marine finance loans, with a balance of $251.2 million as of December 31, 2023, are still assets of Bank of Clarke.

Total deposits increased to $1.51 billion as of December 31, 2023 when compared to September 30, 2023 deposits of $1.50 billion. At December 31, 2022 total deposits were $1.26 billion. During the fourth quarter of 2023, the majority of growth in deposits was from core accounts, which include all transactional deposit accounts as well as certificates of deposits less than $250 thousand. Approximately $5.8 million of total deposit growth was core deposit growth as the Company continued to expand and grow into newer market areas. Non-core deposits increased by $2.2 million, attributable to increases in certificates of deposit accounts $250 thousand and greater. As interest rates have risen, the Company has noticed a shift in the mix of deposits away from non-interest bearing deposits and towards time deposits during 2023. However, during the fourth quarter of 2023, time deposits increased by $1.9 million or 0.5%, while non-interest bearing deposits have increased $5.7 million or 1.3%. Time deposits as a percentage of total deposits have increased from 12.5% at December 31, 2022 to 27.4% at December 31, 2023. Time deposits as a percentage of total deposits remain stable from 27.5% at September 30, 2023. The increase in time deposits between December 31, 2022 and December 31, 2023 is partially due to $30.0 million in brokered accounts that the Company entered into during the first quarter of 2023. At December 31, 2023, over 75% of deposits were fully FDIC insured.

The Company had $165.0 million and $145.0 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Atlanta at December 31, 2023 and September 30, 2023. There was $175.0 million in outstanding borrowings from the Federal Home Loan Bank as of December 31, 2022. The average rate paid on Federal Home Loan Bank advances as of December 31, 2023 and September 30, 2023 was 4.76% and 4.765%, respectively. These borrowings were used mainly to fund the strong loan growth that occurred during the past several quarters.

On March 31, 2022, the Company entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers and accredited institutional investors, pursuant to which the Company issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032, in the aggregate principal amount of $30.0 million.

Shareholders’ equity was $108.4 million and $101.2 million at December 31, 2023 and September 30, 2023, respectively. Shareholders’ equity was $101.7 million at December 31, 2022. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses are primarily a result of rapid increases in interest rates during 2022 and 2023. The book value of the Company at December 31, 2023 was $30.78 per common share. Total common shares outstanding were 3,520,894 at December 31, 2023. On January 24, 2024, the Board of Directors announced a quarterly common stock cash dividend of $0.30 per common share, payable on February 16, 2024, to shareholders of record on February 5, 2024.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; changes in interest rates; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	4Q23	3Q23	2Q23	1Q23	4Q22
Net Income (dollars in thousands)	$2,395	$2,319	$2,058	$2,585	$3,197
Earnings per share, basic	$0.69	$0.66	$0.58	$0.73	$0.92
Earnings per share, diluted	$0.69	$0.66	$0.58	$0.73	$0.92
Return on average total assets	0.53%	0.51%	0.48%	0.63%	0.83%
Return on average total equity	9.33%	8.87%	7.93%	9.99%	12.70%
Dividend payout ratio	43.48%	45.45%	51.72%	41.10%	32.61%
Fee revenue as a percent of total revenue	17.32%	16.95%	18.01%	16.33%	14.92%
Net interest margin(1)	2.85%	2.93%	2.99%	3.27%	3.68%
Yield on average earning assets	5.10%	5.03%	4.88%	4.79%	4.48%
Rate on average interest-bearing liabilities	3.09%	2.98%	2.71%	2.23%	1.25%
Net interest spread	2.01%	2.05%	2.17%	2.56%	3.23%
Tax equivalent adjustment to net interest income (dollars in thousands)	$29	$28	$25	$26	$20
Non-interest income to average assets	0.80%	0.93%	0.78%	0.85%	0.80%
Non-interest expense to average assets	2.92%	3.13%	3.00%	3.00%	2.99%
Efficiency ratio(2)	83.01%	84.71%	81.91%	76.52%	70.53%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	4Q23	3Q23	2Q23	1Q23	4Q22
BALANCE SHEET RATIOS
Loans to deposits	97.10%	96.17%	100.89%	100.77%	104.72%
Average interest-earning assets to average-interest bearing liabilities	137.35%	142.07%	142.63%	146.06%	155.58%
PER SHARE DATA
Dividends	$0.30	$0.30	$0.30	$0.30	$0.30
Book value	30.78	28.74	29.47	29.65	29.15
Tangible book value	30.78	28.74	29.47	29.65	29.15
SHARE PRICE DATA
Closing price	$30.00	$31.90	$30.50	$33.96	$35.95
Diluted earnings multiple(1)	11.03	12.08	13.15	11.63	9.77
Book value multiple(2)	0.97	1.11	1.04	1.15	1.23
COMMON STOCK DATA
Outstanding shares at end of period	3,520,894	3,520,894	3,528,240	3,522,874	3,490,086
Weighted average shares outstanding	3,520,894	3,523,943	3,526,934	3,522,431	3,489,764
Weighted average shares outstanding, diluted	3,520,894	3,523,943	3,526,934	3,522,431	3,489,764
CAPITAL RATIOS (BANK ONLY)
Leverage ratio	8.48%	8.36%	8.61%	9.02%	9.19%
CREDIT QUALITY
Net charge-offs to average loans	0.03%	0.01%	(0.01)%	0.00%	0.04%
Total non-performing loans to total loans	0.40%	0.40%	0.23%	0.14%	0.19%
Total non-performing assets to total assets	0.34%	0.33%	0.19%	0.11%	0.16%
Non-accrual loans to:
total loans	0.39%	0.40%	0.21%	0.13%	0.16%
total assets	0.31%	0.32%	0.17%	0.10%	0.13%
Allowance for loan losses to:
total loans	0.99%	1.01%	0.99%	1.00%	0.85%
non-performing assets	236.97%	242.83%	433.94%	702.77%	433.45%
non-accrual loans	256.74%	255.80%	466.74%	758.56%	518.86%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$167	$—	$235	$146	$318
Non-accrual loans	5,645	5,697	3,109	1,839	2,162
Other real estate owned and repossessed assets	304	304	—	—	108
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$427	$187	$52	$75	$491
(Recoveries)	(44)	(31)	(202)	(21)	(37)
Net charge-offs (recoveries)	383	156	(150)	54	454
PROVISION FOR CREDIT LOSSES (dollars in thousands)	$366	$216	$403	$664	$930
ALLOWANCE FOR CREDIT LOSSES (dollars in thousands)	14,493	14,573	14,511	13,905	11,218
(1)
The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 12/31/2023	Unaudited 09/30/2023	Unaudited 06/30/2023	Unaudited 03/31/2023	Audited 12/31/2022
Assets
Cash and due from banks	$112,066	$63,239	$48,907	$117,342	$66,531
Federal funds sold	26,287	78,799	29,988	11,373	363
Securities available for sale, at fair value	147,011	142,559	151,513	160,192	158,389
Loans held for sale	1,661	3,564	3,570	—	153
Loans, net of allowance for loan losses	1,448,193	1,426,412	1,456,459	1,386,750	1,312,565
Bank premises and equipment, net	18,108	18,421	18,064	17,827	18,064
Bank owned life insurance	29,575	24,404	24,219	24,041	23,862
Other assets	42,696	44,072	43,996	39,197	36,790
Total assets	$1,825,597	$1,801,470	$1,776,716	$1,756,722	$1,616,717
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$436,619	$430,910	$433,220	$464,123	$478,750
Savings and interest bearing demand deposits	656,439	656,111	645,834	652,802	627,431
Time deposits	413,264	411,359	378,954	273,026	157,894
Total deposits	$1,506,322	$1,498,380	$1,458,008	$1,389,951	$1,264,075
Federal funds purchased	—	—	—	—	32,980
Federal Home Loan Bank advances	165,000	145,000	170,000	220,000	175,000
Subordinated debt	29,444	29,428	29,411	29,394	29,377
Other liabilities	16,452	27,479	15,327	12,917	13,556
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,717,218	$1,700,287	$1,672,746	$1,652,262	$1,514,988
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,660	8,660	8,661	8,651	8,629
Surplus	14,280	13,970	13,881	13,435	13,268
Retained earnings	103,445	102,106	100,844	99,845	100,278
Accumulated other comprehensive (loss)	(18,006)	(23,553)	(19,416)	(17,471)	(20,446)
Total shareholders' equity	$108,379	$101,183	$103,970	$104,460	$101,729
Total liabilities and shareholders' equity	$1,825,597	$1,801,470	$1,776,716	$1,756,722	$1,616,717

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA

(dollars in thousands)

	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Mortgage real estate loans:
Construction & Secured by Farmland	$84,145	$80,012	$95,433	$90,660	$89,652
HELOCs	47,674	44,719	44,333	41,827	43,587
Residential First Lien - Investor	117,431	120,547	117,265	113,483	111,074
Residential First Lien - Owner Occupied	178,180	162,919	142,417	130,383	125,088
Residential Junior Liens	12,831	12,284	11,869	11,142	11,417
Commercial - Owner Occupied	251,456	244,088	243,610	238,578	230,983
Commercial - Non-Owner Occupied & Multifamily	348,879	355,122	350,210	353,330	316,458
Commercial and industrial loans:
BHG loans	5,105	5,419	5,747	6,185	6,688
SBA PPP loans	51	57	62	69	74
Other commercial and industrial loans	102,672	91,411	95,012	95,943	92,883
Marine loans	251,168	260,518	299,304	253,893	230,874
Triad Loans	25,877	26,519	27,157	27,795	28,472
Consumer loans	16,542	16,019	16,486	16,046	16,369
Overdrafts	253	207	308	151	218
Other loans	12,895	13,089	13,805	13,608	12,503
Total loans	$1,455,159	$1,432,930	$1,463,018	$1,393,093	$1,316,340
Net deferred loan costs and premiums	7,527	8,055	7,952	7,609	7,443
Allowance for credit/loan losses	(14,493)	(14,573)	(14,511)	(13,950)	(11,218)
Net loans	$1,448,193	$1,426,412	$1,456,459	$1,386,752	$1,312,565

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended					Year Ended
						December 31,
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022	2023	2022
Interest and Dividend Income
Interest and fees on loans	$19,420	$20,179	$18,754	$17,167	$15,117	$75,520	$50,682
Interest on federal funds sold	71	51	28	10	15	160	30
Interest and dividends on securities available for sale:
Taxable interest income	771	781	785	804	815	3,141	3,292
Interest income exempt from federal income taxes	4	3	5	4	4	16	221
Dividends	157	147	136	83	60	523	109
Interest on deposits in banks	1,592	1,030	656	490	153	3,768	352
Total interest and dividend income	$22,015	$22,191	$20,364	$18,558	$16,164	$83,128	$54,686
Interest Expense
Interest on deposits	$7,658	$6,978	$5,535	$3,459	$1,474	$23,630	$2,941
Interest on federal funds purchased	—	—	—	70	151	70	170
Interest on Federal Home Loan Bank advances	1,714	1,943	2,032	2,031	891	7,720	1,295
Interest on subordinated debt	354	354	355	354	392	1,417	1,067
Total interest expense	$9,726	$9,275	$7,922	$5,914	$2,908	$32,837	$5,473
Net interest income	$12,289	$12,916	$12,442	$12,644	$13,256	$50,291	$49,213
Provision For Credit Losses	366	216	403	664	930	1,649	1,830
Net interest income after provision for credit losses	$11,923	$12,700	$12,039	$11,980	$12,326	$48,642	$47,383
Noninterest Income
Income from fiduciary activities	$1,315	$1,190	$1,263	$1,158	$1,072	$4,926	$4,149
Service charges on deposit accounts	467	460	447	436	423	1,810	1,618
Other service charges and fees	979	1,252	1,135	1,047	944	4,413	3,943
(Loss) gain on the sale of marine finance assets	(28)	463	—	—	—	435	—
Gain (loss) on the sale of bank premises and equipment	—	7	7	—	(8)	14	(11)
(Loss) gain on sales of AFS securities	—	—	—	—	—	—	(737)
Gain on sale of loans HFS	515	265	192	456	331	1,428	1,875
Officer insurance income	171	184	179	179	131	713	626
Other operating income	234	388	134	250	196	1,006	1,882
Total noninterest income	$3,653	$4,209	$3,357	$3,526	$3,089	$14,745	$13,345
Noninterest Expenses
Salaries and employee benefits	$7,849	$7,598	$7,561	$7,298	$6,857	$30,306	$25,730
Occupancy expenses	581	570	533	518	506	2,202	2,068
Equipment expenses	320	341	315	323	307	1,299	1,121
Advertising and marketing expenses	291	228	342	296	332	1,157	770
Stationery and supplies	44	69	56	22	64	191	199
ATM network fees	421	426	365	351	336	1,563	1,313
Other real estate owned expenses	—	—	—	5	34	5	34
Loss on the sale of other real estate owned	—	—	—	(7)	—	(7)	—
FDIC assessment	478	495	346	266	184	1,585	614
Computer software expense	373	396	281	310	270	1,360	960
Bank franchise tax	339	340	313	263	233	1,255	886
Professional fees	577	497	753	713	409	2,540	2,019
Data processing fees	513	542	478	402	393	1,935	1,779
Other operating expenses	1,494	2,631	1,612	1,626	1,623	7,363	5,564
Total noninterest expenses	$13,280	$14,133	$12,955	$12,386	$11,548	$52,754	$43,057
Income before income taxes	$2,296	$2,776	$2,441	$3,120	$3,867	$10,633	$17,671
Income Tax Expense	(99)	457	383	535	670	1,276	3,150
Net income	$2,395	$2,319	$2,058	$2,585	$3,197	$9,357	$14,521
Earnings Per Share
Net income per common share, basic	$0.68	$0.66	$0.58	$0.73	$0.92	$2.66	$4.17
Net income per common share, diluted	$0.68	$0.66	$0.58	$0.73	$0.92	$2.66	$4.17

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	December 31, 2023			December 31, 2022
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Yield	Balance	Expense	Yield
Securities:
Taxable	$139,978	$928	2.63%	$153,747	$875	2.26%
Tax-Exempt (1)	485	5	4.13%	533	5	4.15%
Total Securities	$140,463	$933	2.63%	$154,280	$880	2.26%
Loans:
Taxable	$1,434,928	$19,316	5.34%	$1,245,038	$15,045	4.79%
Non-accrual	5,452	—	—%	2,311	—	—%
Tax-Exempt (1)	10,602	132	4.95%	9,492	91	3.82%
Total Loans	$1,450,982	$19,448	5.32%	$1,256,841	$15,136	4.78%
Federal funds sold and interest-bearing deposits in other banks	122,502	1,663	5.39%	23,914	168	2.79%
Total earning assets	$1,713,947	$22,044	5.10%	$1,435,035	$16,184	4.48%
Allowance for loan losses	(14,420)			(10,657)
Total non-earning assets	103,876			106,442
Total assets	$1,803,403			$1,530,820
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$258,935	$1,582	2.42%	$177,190	$318	0.71%
Money market accounts	257,360	1,297	2.00%	280,439	578	0.82%
Savings accounts	140,445	42	0.12%	177,565	40	0.09%
Time deposits:
$250,000 and more	148,133	1,758	4.71%	64,223	296	1.83%
Less than $250,000	267,873	2,979	4.41%	75,395	242	1.27%
Total interest-bearing deposits	$1,072,746	$7,658	2.83%	$774,812	$1,474	0.75%
Federal funds purchased	—	—	—%	26,476	151	2.26%
Federal Home Loan Bank advances	145,652	1,714	4.67%	90,217	891	3.92%
Subordinated debt	29,434	354	4.78%	29,366	392	5.29%
Total interest-bearing liabilities	$1,247,832	$9,726	3.09%	$920,871	$2,908	1.25%
Noninterest-bearing liabilities:
Demand deposits	432,767			493,373
Other Liabilities	20,948			16,737
Total liabilities	$1,701,547			$1,430,981
Shareholders' equity	101,856			99,839
Total liabilities and shareholders' equity	$1,803,403			$1,530,820
Net interest income		$12,318			$13,276
Net interest spread			2.01%			3.23%
Interest expense as a percent of average earning assets			2.25%			0.81%
Net interest margin			2.85%			3.68%

(1)
Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	12/31/2023	9/30/2023	6/30/2023	3/31/2023	12/31/2022
GAAP Financial Measurements:
Interest Income - Loans	$19,420	$20,179	$18,754	$17,167	$15,117
Interest Income - Securities and Other Interest-Earnings Assets	2,595	2,012	1,610	1,391	1,047
Interest Expense - Deposits	7,658	6,978	5,535	3,459	1,474
Interest Expense - Interest Rate Swap	—	—	—	—	—
Interest Expense - Other Borrowings	2,068	2,297	2,387	2,455	1,434
Total Net Interest Income	$12,289	$12,916	$12,442	$12,644	$13,256
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$28	$27	$24	$25	$19
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	1	1	1	1	1
Total Tax Benefit on Tax-Exempt Interest Income	$29	$28	$25	$26	$20
Tax-Equivalent Net Interest Income	$12,318	$12,944	$12,467	$12,670	$13,276